EXHIBIT 99.1

PORTER BANCORP INC. DECLARES CASH DIVIDENDS OF $.20 PER SHARE AND AUTHORIZES STOCK REPURCHASE

LOUISVILLE, Kentucky -- Porter Bancorp Inc. (Nasdaq: PBIB) announced today that its Board of Directors declared a cash dividend of $0.20 per share payable January 2, 2007, to shareholders of record as of December 22, 2006.

"The fourth quarter 2006 dividend that we are announcing today of $0.20 per share is equal to the dividend paid in each of the first three quarters of 2006, which brings the total dividend in 2006 to $0.80 per share," said Maria L. Bouvette, President and Chief Executive Officer.

Porter Bancorp's Board of Directors also authorized the repurchase of shares of Porter Bancorp's common stock in an amount not to exceed $3 million, exclusive of any fees or commissions. The shares will be repurchased from time to time in open market transactions or privately negotiated transactions at Porter Bancorp's discretion, subject to market conditions and other factors.

Porter Bancorp Inc. is a bank holding company headquartered in Louisville, Kentucky and the seventh largest independent banking organization domiciled in the Commonwealth of Kentucky based on total assets. Through our subsidiary PBI Bank, we operate banking offices in Louisville and 12 other Kentucky communities located along central Kentucky's Interstate 65 corridor, which runs through Louisville and central Kentucky and connects Chicago and Indianapolis to Nashville and Atlanta. Porter Bancorp's common stock is traded on the Nasdaq Global Market under the symbol "PBIB."

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CONTACT:

Porter Bancorp, Inc.

Maria L. Bouvette, 502-499-4800

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